Exhibit 99.1










               TOSCO CORPORATION AND SUBSIDIARIES

                CONSOLIDATED FINANCIAL STATEMENTS

         FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

             WITH REPORT OF INDEPENDENT ACCOUNTANTS

                   REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Tosco Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, shareholders' equity and cash flows present fairly, in all material respects, the financial position of Tosco Corporation and its subsidiaries (the "Company") at December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona
March 9, 2001

                      TOSCO CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
                     (In Millions, Except Per Share Data)

                                                    Year Ended December 31,
                                                  ---------------------------
                                                     2000             1999
                                                  ----------       ----------

 Sales                                            $ 24,545.2       $ 14,362.1

 Cost of sales                                     (22,797.5)       (13,103.3)
 Depreciation and amortization                        (354.2)          (308.4)
 Special items:
     Gain on disposition of Avon Refinery, net          20.0
     Inventory recovery (writedown)                                    240.0
     Restructuring recovery (charge)                                     2.1
     Avon Refinery start-up costs                                      (43.1)
     Gain on sale of retail assets in non-core
       markets                                                          40.5
 Selling, general, and administrative expenses        (351.4)          (305.2)
 Interest expense                                     (164.7)          (123.8)
 Interest income                                         9.6              5.0
                                                  ----------       ----------

 Income before income taxes and distributions
   on Trust Preferred Securities                       907.0            765.9
 Income taxes                                         (367.3)          (314.0)
                                                  ----------       ----------

 Income before distributions on Trust
   Preferred Securities                                539.7            451.9
 Distributions on Trust Preferred Securities,
   net of income tax benefit of $7.0 (2000)
   and $7.1 (1999)                                     (10.3)           (10.2)
                                                  ----------       ----------

 Net income                                       $    529.4       $    441.7
                                                  ==========       ==========


                      BASIC EARNINGS PER SHARE
 Earnings used for computation of basic
   earnings per share                             $    529.4       $    441.7
 Weighted average common shares outstanding            144.5            148.9
                                                  ----------       ----------

 Basic earnings per share                         $     3.66       $     2.97
                                                  ==========       ==========

                      DILUTED EARNINGS PER SHARE
 Earnings used for computation of diluted
   earnings per share                             $    539.7       $    451.9
                                                  ----------       ----------

 Weighted average common shares outstanding            144.5            148.9
 Assumed conversion of dilutive stock options            1.8              1.9
 Assumed conversion of Trust Preferred Securities        9.1              9.1
                                                  ----------       ----------

 Weighted average common and common equivalent
   shares used for computation of diluted
   earnings per share                                  155.4            159.9
                                                  ----------       ----------

 Diluted earnings per share                       $     3.47       $     2.83
                                                  ==========       ==========

 The accompanying notes are an integral part of these financial statements.

                     TOSCO CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS
                      (In Millions, Except Par Value)

                                                         December 31,
                                                  ---------------------------
                                                     2000             1999
                                                  ----------       ----------
 ASSETS
 Current assets:
     Cash and cash equivalents                    $     23.8       $     28.3
     Marketable securities and deposits                 74.0             53.8
     Trade accounts receivable, less allowance
       for uncollectibles of $18.0 (2000) and
       $17.9 (1999)                                    976.6            273.5
     Inventories                                     1,902.7          1,173.4
     Prepaid expenses and other current assets         109.4            115.5
                                                  ----------       ----------

        Total current assets                         3,086.5          1,644.5

 Property, plant, and equipment, net                 4,994.8          3,675.2
 Deferred turnarounds, net                             154.9            176.7
 Intangible assets (primarily tradenames),
   less accumulated amortization of $74.7 (2000)
   and $56.9 (1999)                                    596.6            582.3
 Other deferred charges and assets                     171.0            133.7
                                                  ----------       ----------

                                                  $  9,003.8       $  6,212.4
                                                  ==========       ==========

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Current liabilities:
     Accounts payable                             $  2,023.4       $    857.7
     Accrued expenses and other current
       liabilities                                     906.0            673.6
     Current maturities of long-term debt                1.4              1.4
     Deferred income taxes                              97.6             74.4
                                                  ----------       ----------

        Total current liabilities                    3,028.4          1,607.1

 Revolving credit facility                             116.0            106.0
 Long-term debt                                      1,776.6          1,352.9
 Accrued environmental costs                           251.2            239.3
 Deferred income taxes                                 417.7            283.6
 Deferred revenue                                      278.8             38.7
 Other liabilities                                     225.4            176.5
                                                  ----------       ----------

        Total liabilities                            6,094.1          3,804.1
                                                  ----------       ----------
 Company-obligated, mandatorily redeemable,
   convertible preferred securities of Tosco
   Financing Trust, holding solely 5.75%
   convertible junior subordinated debentures
   of Tosco Corporation ("Trust Preferred
   Securities")                                        300.0            300.0
                                                  ----------       ----------

 Shareholders' equity:
     Common stock, $.75 par value, 250.0
       shares authorized, 177.8 shares issued          133.6            133.6
     Additional paid-in capital                      2,041.4          2,033.4
     Retained earnings                               1,212.7            725.2
     Treasury stock, at cost                          (778.0)          (783.9)
                                                  ----------       ----------

        Total shareholders' equity                   2,609.7          2,108.3
                                                  ----------       ----------

                                                  $  9,003.8       $  6,212.4
                                                  ==========       ==========

 The accompanying notes are an integral part of these financial statements.

                     TOSCO CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In Millions)

                                                    Year Ended December 31,
                                                  ---------------------------
                                                     2000             1999
                                                  ----------       ----------
 Cash flows from operating activities:
 Net income                                       $    529.4       $    441.7
 Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization of property,
       plant, and equipment                            263.4            217.2
     Amortization of deferred turnarounds,
       intangible assets, and other deferred
       charges                                          90.8             91.2
     Provision for bad debts                            10.1              9.3
     Gain on disposition of Avon Refinery, net         (20.0)               -
     Inventory (recovery) write-down                       -           (240.0)
     Restructuring (recovery) charge, net               (3.8)            (2.1)
     Gain on sale of retail assets in non-core
       markets                                             -            (40.5)
     Deferred income taxes                             157.3            155.3
     Changes in operating assets and liabilities,
       net of acquisitions and disposals:
         Trade accounts receivable                    (717.5)           (17.4)
         Inventories                                  (290.4)           150.5
         Prepaid expenses and other current assets      20.3            (15.6)
         Accounts payable, accrued expenses, and
           other current liabilities                 1,312.4            106.8
         Deferred revenue                              195.3             38.7
         Accrued environmental costs and other
           liabilities                                  21.6            (87.5)
     Other, net                                         10.4              8.1
                                                  ----------       ----------
 Net cash provided by operating activities           1,579.3            815.7
                                                  ----------       ----------

 Cash flows from investing activities:
 Net increase in marketable securities and
   deposits                                            (20.2)            (4.2)
 Purchase of property, plant, and equipment           (654.2)          (451.0)
 Acquisition of ExxonMobil retail systems             (367.9)               -
 Acquisition of retail systems, net of cash
   acquired                                                -           (118.1)
 Acquisition of Wood River Refinery                   (746.7)               -
 Acquisition of Alliance Refinery                     (908.2)               -
 Proceeds on sale of property, plant, and
   equipment                                            32.7            156.2
 Proceeds on sale of Avon Refinery                     797.5                -
 Deferred turnaround spending                          (81.1)           (85.1)
 Decrease (increase) in deferred charges and
   other assets, net                                   (21.5)            34.3
 Other, net                                             (0.3)            (4.7)
                                                  ----------       ----------
 Net cash used in investing activities              (1,969.9)          (472.6)
                                                  ----------       ----------
 Cash flows from financing activities:
 Net borrowings (repayments) under revolving
   credit facilities                                    10.0            (90.0)
 Issuance of 8.125% Notes                              600.0                -
 Issuance of Floating Rate Notes                       300.0                -
 Payments under long-term debt agreements             (276.7)            (6.0)
 Retirement / defeasement of First Mortgage Bonds     (211.3)               -
 Repurchase of common stock                                -           (216.5)
 Dividends paid on common stock                        (41.9)           (40.0)
 Other, net                                              6.0              6.4
                                                  ----------       ----------
 Net cash provided by (used in) financing
   activities                                          386.1           (346.1)
                                                  ----------       ----------

 Net decrease in cash and cash equivalents              (4.5)            (3.0)
 Cash and cash equivalents at beginning of year         28.3             31.3
                                                  ----------       ----------
 Cash and cash equivalents at end of year         $     23.8       $     28.3
                                                  ==========       ==========

 The accompanying notes are an integral part of these financial statements.

                     TOSCO CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                               (In Millions)

                                   Common Stock
                              ----------------------   Additional    Retained
                                Shares      Amount       Paid-in     Earnings
                                                         Capital
                              ----------  ----------   ----------   ----------

 Balance, December 31, 1998        177.8  $    133.6   $  2,030.0   $    323.5
 Net income                                                              441.7
 Dividends - common stock                                                (40.0)
 Exercise of stock options                                   (0.1)
 Repurchase of common stock
   (Note 12)
 Other                                                        3.5
                              ----------  ----------   ----------   ----------

 Balance, December 31, 1999        177.8       133.6      2,033.4        725.2
 Net income                                                              529.4
 Dividends - common stock                                                (41.9)
 Exercise of stock options
 Other                                                        8.0
                              ----------  ----------   ----------   ----------

 Balance, December 31, 2000        177.8  $    133.6   $  2,041.4   $  1,212.7
                              ==========  ==========   ==========   ==========


                                  Treasury Stock
                              ----------------------
                                Shares      Amount        Total
                              ----------  ----------   ----------

 Balance, December 31, 1998         25.7  $   (574.1)  $  1,913.0
 Net income                                                 441.7
 Dividends - common stock                                   (40.0)
 Exercise of stock options          (0.7)        6.7          6.6
 Repurchase of common stock
   (Note 12)                         8.9      (216.5)      (216.5)
 Other                                                        3.5
                              ----------  ----------   ----------

 Balance, December 31, 1999         33.9      (783.9)     2,108.3
 Net income                                                 529.4
 Dividends - common stock                                   (41.9)
 Exercise of stock options          (1.0)        5.9          5.9
 Other                                                        8.0
                              ----------  ----------   ----------

 Balance, December 31, 2000         32.9  $   (778.0)  $  2,609.7
                              ==========  ==========   ==========

The accompanying notes are an integral part of these financial statements.

                     TOSCO CORPORATION AND SUBSIDIARIES
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

1.  Nature of Business

      Tosco Corporation ("Tosco") is one of the nation's largest independent refiners and marketers of petroleum products. Tosco is also one of the largest operators of company-controlled convenience stores in the United States.

2.  Summary of Significant Accounting Policies

Principles of Consolidation

      The accompanying consolidated financial statements include the accounts of Tosco and its wholly-owned subsidiaries and affiliates (collectively the "Company"). All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management estimates and assumptions that affect the reported amounts of assets and liabilities, the reported results of operations, and the disclosure of contingent assets and liabilities.

Cash, Cash Equivalents, Marketable Securities, and Deposits

      Cash in excess of operating requirements is used to pay down cash borrowings under the Company's Revolving Credit Facility or invested in highly liquid cash equivalents. Margin deposits, based on a percentage of the value of the futures contracts, are maintained with commodity brokers in accordance with the requirements of commodity exchanges. Margin deposits are included in marketable securities and deposits on the balance sheet.

      At December 31, 2000 and 1999, the Company had approximately $17.5 million of director and officer liability insurance coverage with a subsidiary (amounts approximately equal to the fair value of marketable securities held in trust by the subsidiary). The subsidiary's trust assets are restricted to payment of directors' and officers' liability defense costs and claims. Marketable securities held by the subsidiary, classified as available for sale, consist of highly liquid debt and equity securities. Their cost approximates fair value. Accordingly, unrealized gains and losses are not significant. Debt securities with original maturities of three months or less at the date of purchase are classified as cash equivalents, while debt securities with maturities of twelve months or less from the balance sheet date are included in marketable securities and deposits on the balance sheet.

Inventories

      Inventories are stated at the lower of cost or market. The cost of refinery inventories is determined on the last-in, first-out ("LIFO") basis. The cost of retail fuel inventories is determined on the first-in, first-out ("FIFO") basis. The cost of retail merchandise inventories is determined under the retail method.

Property, Plant, and Equipment

      Property, plant, and equipment, including capitalized interest, are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are provided over the estimated useful lives of the respective classes of assets utilizing the straight-line method. Expenditures that materially increase values, change capacities, or extend useful lives are capitalized. Routine maintenance and repairs are expensed. Gains and losses on disposition of assets are reflected in results of operations.

      Computer software costs are deferred and amortized over their useful lives, generally not to exceed five years. Certain enterprise-wide information systems are amortized over periods of up to ten years.

Deferred Turnarounds

      Refinery processing units are periodically shut down for major scheduled maintenance ("Turnarounds"). Turnaround costs are deferred and amortized on a straight-line basis over the expected period of benefit, which generally ranges from 24 to 48 months.

Intangible Assets (Primarily Tradenames)

      The "76" and "Circle K" tradenames are amortized on a straight-line basis over 40 years. Other tradenames and intangible assets are amortized on a straight-line basis predominantly over 15 years.

Asset Impairments

      The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the book value of the asset may not be recoverable. Any impairment charge recorded is measured by the difference between the carrying value and the estimated fair value of the assets. The Company estimates fair values based on market prices for comparable assets or discounted future cash flows.

Other Deferred Charges and Assets

      Financing costs related to the acquisition or refinancing of debt are deferred and amortized over the term of the related debt using the effective interest method. Production costs of media advertising are deferred until the advertising occurs. Advertising expense for 2000 and 1999 was $72.0 million and $51.3 million, respectively.

Self-Insurance

      The Company is self-insured up to certain limits for workers' compensation (in certain states), property damage, and general liability claims. Accruals for loss incidences are made based on the Company's claims experience and actuarial assumptions followed in the insurance industry. Actual losses could differ from accrued amounts.

Environmental Costs

      Liabilities for future remediation costs are recorded when environmental assessments and/or remedial efforts are probable and the costs can be reasonably estimated. Other than for assessments, the timing and magnitude of these accruals are generally based on the completion of investigations or other studies or a commitment to a formal plan of action. Environmental liabilities are based on best estimates of probable undiscounted future costs using currently available technology, and applying current regulations, as well as the Company's own internal environmental policies. Estimated reimbursements of remediation costs of petroleum releases from underground storage tanks are recorded as assets when reimbursements from state trust fund programs are probable.

Advances

      Advances received in connection with long-term supplier marketing or display allowances are amortized to income over the terms of the respective arrangements based on purchase levels.

Revenue Recognition

      Revenue is recognized upon transfer of title to products sold, based on the terms of delivery.

Excise Taxes

      Excise taxes collected on behalf of governmental agencies are excluded from sales, cost of sales, and other expenses. Excise taxes totaled $3.557 billion and $2.628 billion for 2000 and 1999, respectively.

Derivatives

      In the normal course of business, the Company, to reduce its exposure to fluctuations in the price of crude oil and other petroleum products, is party to commodity-based derivative financial instruments with off-balance sheet risk (Notes 18 and 23). Such contracts, which are designated as hedges, are recorded using hedge accounting. Gains and losses on these financial instruments are deferred until the underlying physical transaction occurs. The gains and losses are then recognized and reported as a component of the related transaction. Any cash flow recognition resulting from holding these financial instruments is treated in the same manner as the underlying physical transaction.

Reclassification Entries

      Certain reclassifications, primarily the separate disclosure of deferred revenue, have been made to the 1999 financial statements to conform to the presentation in the 2000 financial statements.

3.  Acquisitions

Alliance Refinery

      On September 8, 2000, the Company completed the acquisition of the Alliance Refinery, located south of New Orleans from BP Amoco for $658.0 million plus $248.9 million for inventories and transaction costs (the "Alliance Acquisition"). The Alliance Refinery, one of the newest in the United States, is a 250,000 barrels per day clean fuels and petrochemical complex. The acquisition price was paid in cash from a combination of the proceeds from the disposition of the Avon Refinery, available cash, and borrowings under the Revolving Credit Facilities (Note 8).

      The Alliance Acquisition has been accounted for as a purchase for book purposes and a like-kind exchange for tax purposes. Accordingly, the acquisition price was allocated to the fair market values of the assets and liabilities acquired based upon appraisals and other studies as follows:

      (Millions of Dollars)
      Inventories                        $  248.9
      Prepaid expenses and other
        current assets                        8.7
      Property, plant, and equipment        667.6
      Current liabilities                    (3.0)
      Noncurrent liabilities                (14.0)
                                         --------
                                         $  908.2
                                         ========

Wood River Refinery

      On June 1, 2000, the Company purchased the Wood River Refinery, located in Roxana, Illinois, from Equilon Enterprises LLC ("Equilon") for $420.0 million plus $339.8 million for inventories and transaction costs (the "Wood River Acquisition"). The Wood River Refinery has a refining capacity of 295,000 barrels per day. As part of the Wood River Acquisition, the Company entered into a product off-take agreement with an affiliate of Equilon for a substantial portion of Wood River's gasoline and diesel production. The initial term of this agreement is fifteen years with mutual options to extend thereafter. The purchase price was paid from a combination of available cash, borrowings under the Revolving Credit Facilities (Note 8), and proceeds from the issuance of long-term debt (Note 9).

      The Wood River Acquisition has been accounted for as a purchase. Accordingly, the purchase price was allocated to the fair market values of assets and liabilities acquired based upon appraisals and other studies as follows:

      (Millions of Dollars)
      Inventories                        $  339.8
      Prepaid expenses and other
        current assets                        9.1
      Property, plant, and equipment        457.2
      Intangible assets                       8.6
      Current liabilities                   (36.9)
      Noncurrent liabilities                (31.1)
                                         --------
                                         $  746.7
                                         ========

Pro-forma information

      Consolidated operating results include the operations of the Wood River Refinery for the period commencing June 1, 2000 and the Alliance
Refinery  for  the  period commencing September  8,  2000.   Pro-forma
results of operations are not presented for the Alliance and Wood River Acquisitions as these refineries were operated as part of larger refinery, chemical, and pipeline systems and meaningful historical
information  is  not  available  for  the  refineries.   In  addition,
historical financial information even if available would not be meaningful due to fundamental differences in regard to refinery
operations,   personnel,   marketing,   management,   and   commercial
activities.

ExxonMobil Service Stations and Distribution Terminals

      On February 29, 2000, the Company acquired approximately 1,740 retail gasoline and convenience outlets from Exxon Corporation and Mobil Oil Corporation (collectively "ExxonMobil"). Tosco also acquired certain undeveloped sites and distribution terminals that ExxonMobil divested under a Federal Trade Commission consent decree (collectively the "ExxonMobil Acquisition"). The acquired outlets comprise the Exxon system from New York through Maine (the "Northeast Territory") and the Mobil system from New Jersey through Virginia (the "Middle Atlantic Territory"). The outlets include approximately 685 owned or leased sites and 1,055 open dealer and branded distributor sites. Tosco has exclusive rights to the "Exxon" brand in the Northeast Territory and the "Mobil" brand in the Middle Atlantic Territory for ten years. The purchase price was paid in cash from a combination of available cash, borrowings under the Revolving Credit Facilities (Note 8), and proceeds from the issuance of long-term debt (Note 9).

      The ExxonMobil Acquisition has been accounted for as a purchase. Accordingly, the purchase price was allocated to the fair market values of the assets and liabilities acquired based upon appraisals and other studies as follows:

      (Millions of Dollars)
      Inventories                        $    4.2
      Prepaid expenses and other
        current assets                        4.4
      Property, plant, and equipment        327.7
      Intangible assets                       6.5
      Other deferred charges and assets      27.1
      Current liabilities                    (2.0)
                                         --------
                                         $  367.9
                                         ========

      In addition, certain retail gasoline and convenience outlets were purchased directly from ExxonMobil for $600 million by a special purpose entity, which leased the outlets to the Company pursuant to a long-term operating lease (Note 17).

4.  Accounts Receivable

      The Company has agreements with financial institutions to sell on a revolving basis up to $500.0 million of an undivided percentage ownership interest in a designated pool of accounts receivable (the "Receivable Transfer Agreement") and up to $100.0 million of an undivided percentage ownership interest in a designated pool of credit
card   accounts  receivable  (the  "Credit  Card  Receivable  Transfer
Agreement"). Under the Receivable Transfer Agreement and Credit Card Receivable Transfer Agreement, the Company retains substantially the same risk of credit loss as if the receivables had not been sold. The Company also retains collection and administrative responsibilities on
the   participating   interest  sold  as  agent  for   the   financial
institution. At December 31, 2000 and 1999, accounts receivable were reduced by $600.0 million and $485.0 million, respectively, for receivables sold under these programs. The costs associated with the sale of receivables were $33.3 million and $21.2 million in 2000 and 1999, respectively.

5.  Inventories

                                          2000       1999
    (Millions of Dollars)               --------   --------
    Refinery inventory (LIFO):
      Raw materials                     $  768.7   $  419.7
      Intermediates                        307.9      231.9
      Finished products                    657.5      348.8
    Retail inventory (FIFO):
      Merchandise                          114.8      125.3
      Gasoline and diesel                   53.8       47.3
      Other                                    -        0.4
                                        --------   --------
                                        $1,902.7   $1,173.4
                                        ========   ========

      At  December  31, 2000 and 1999, the excess of replacement  cost
(FIFO) over the carrying value (LIFO) of refinery inventories was $369.0 and $304.7 million, respectively. Cost of sales for 1999 was reduced by $8.0 million due to the liquidation of LIFO inventories.

6.  Property, Plant, and Equipment
                                                              Straight-Line
                                          2000       1999      Annual Rate
    (Millions of Dollars)               --------   --------   -------------
    Land                                $1,045.7   $  910.6
    Refineries and related assets        2,436.9    2,114.9     4% to 15%
    Retail marketing and related
      assets                             1,341.9      954.2     5% to 20%
    Furniture, fixtures, and
      improvements                         163.3      155.1     3% to 33%
    Transportation equipment               171.4      138.5     4% to 33%
    Natural gas properties                   5.6        5.6
                                        --------   --------
                                         5,164.8    4,278.9
    Less accumulated depreciation
      and amortization (a)                 829.6    1,061.7
                                        --------   --------
                                         4,335.2    3,217.2
    Construction in progress               659.6      458.0
                                        --------   --------
                                        $4,994.8   $3,675.2
                                        ========   ========

    (a) Includes accumulated amortization related to assets under capital leases of $7.6 million and $6.8 million at December 31, 2000 and 1999, respectively.

      Effective January 1, 1999, the Company prospectively extended the useful lives of its refinery and distribution assets. This change was made to better represent the remaining useful lives of the assets, as determined by a third party appraisal. This change in accounting estimate increased net income in 1999 by $24.1 million ($14.2 million after-tax and $0.09 per diluted share).

      Expenditures   for  maintenance  and  repairs  (excluding   the
amortization of Turnarounds) during 2000 and 1999 were $298.4 million and $271.9 million, respectively.

7.  Accrued Expenses and Other Current Liabilities

                                          2000       1999
    (Millions of Dollars)               --------   --------
    Accrued taxes, other than
      income taxes                      $  284.1   $  222.2
    Accrued compensation and related
      benefits                             161.7      113.9
    Restructuring accrual                    1.1       16.7
    Dividends payable                       12.4       10.8
    Other                                  446.7      310.0
                                        --------   --------
                                        $  906.0   $  673.6
                                        ========   ========

      Activity related to the restructuring accrual is summarized below:

                         December 31,   Charges    Utilization  December 31,
                             1999     (Recoveries) and Spending     2000
(Millions of Dollars)    ------------ ------------ ------------ ------------
San Francisco Area
 Refinery exit costs (a) $       16.7 $      (12.4)$       (4.3)$          -
Lubricant manufacturing
  operations (b):
    Impairment of assets                       4.6         (4.6)           -
    Exit costs                                 1.3         (0.3)         1.0
    Employee termination
      costs                                    2.7         (2.6)         0.1
                         ------------ ------------ ------------ ------------
                         $       16.7 $       (3.8)$      (11.8)$        1.1
                         ============ ============ ============ ============

    (a) Restructuring cost accruals totaling $12.4 million were reversed to cost of sales in June 2000 based on a management decision that certain restructuring activities would not occur as originally contemplated.

    (b) An $8.6 million charge to cost of sales related to the restructuring of the lubricant manufacturing operations was recorded in June 2000. The restructuring plan includes targeted employee downsizing, streamlined changes in operations, and redistribution of some product channels.

8.  Revolving Credit Facility

      The Company has a revolving credit agreement that provides a $1.0 billion uncollateralized revolving credit facility that is available
for   working  capital  and  general  corporate  purposes,   including
acquisitions  (the  "Revolving Credit  Facility").   Facility  A  (for
$500.0 million) matures on February 8, 2005 and Facility B (for $500.0 million) matures on February 7, 2001. At the Company's option and the lenders' consent, Facility B may be renewed annually until February 7, 2005. At the Company's option, any outstanding balance under Facility
B  can  be  converted into a two-year non-amortizing term  note.   The
Revolving Credit Facility bears interest at the option of the Company at one of three alternative rates (a federal funds rate, a Eurodollar rate, or a base rate related to prime) plus an incremental margin for
both  the  federal  funds  rate and the Eurodollar  rate  options.   A
commitment fee on the unused portion of the facility is also due. The incremental margin and commitment fee are dependent on the Company's debt rating.

      Utilization of the Revolving Credit Facility as of December 31, 2000 and 1999 was as follows:

                                          2000       1999
    (Millions of Dollars)               --------   --------
    Cash borrowings                     $  116.0   $  106.0
    Letters of credit                      180.6       63.3
                                        --------   --------
    Total utilization                      296.6      169.3
    Availability                           703.4      730.7
                                        --------   --------
                                        $1,000.0   $  900.0
                                        ========   ========

      On  January 25, 2001, the Company renewed Facility B to
February 5, 2002.

9.  Long-Term Debt

                                          2000       1999
    (Millions of Dollars)               --------   --------
    Collateralized debt:
      First Mortgage Bonds (a)          $      -   $  200.0
      Bayway Bonds (b)                     150.0      150.0
      Other                                  2.7        3.1
    Uncollateralized debt:
      7% Notes (c)                             -      125.0
      7.625% Notes (d)                     240.0      240.0
      Notes and Debentures (e)             600.0      600.0
      8.125% Notes (f)                     600.0          -
      Floating Rate Notes (g)              150.0          -
    Capital leases (h)                      35.3       36.2
                                        --------   --------
                                         1,778.0    1,354.3
    Less current installments                1.4        1.4
                                        --------   --------
                                        $1,776.6   $1,352.9
                                        ========   ========

    (a) 9.625% first mortgage bonds due March 15, 2002 (the "First Mortgage Bonds") were collateralized by the Avon Refinery. On August 31, 2000, Tosco completed the purchase of $162.4 million of First Mortgage Bonds, plus accrued interest, pursuant to an offer to purchase dated August 15, 2000. First Mortgage Bonds not purchased of $37.6 million were defeased by the irrevocable deposit of governmental securities with a trustee sufficient to pay the principal at maturity, plus interest. The loss of $11.3 million on this purchase/defeasement was recorded as a reduction of the gain on the disposition of the Avon Refinery (Note 15).

    (b) In connection with the April 1993 acquisition of the Bayway Refinery, the Company issued $150.0 million of 8.25% mortgage bonds (the "Bayway Bonds") due May 15, 2003. The Bayway Bonds are guaranteed by Bayway Refining Company ("Bayway"), a wholly owned subsidiary of Tosco. Interest is payable semi-annually on May 15 and November 15. The Bayway guarantee is collateralized by the Bayway Refinery and related assets and a guarantee of Tosco.

    (c) On July 17, 2000, the Company repaid the $125.0 million principal balance on its 7% Notes Payable from borrowings under the Revolving Credit Facility (Note 8).

    (d) In May 1996, the Company issued $240.0 million of 7.625% uncollateralized notes due May 15, 2006 (the "7.625% Notes") in
        connection   with  the  acquisition  of  Circle  K.   Semi-annual
        interest payments on the 7.625% Notes began November 15, 1996.

    (e) On  January 14, 1997, the Company issued $200.0 million  of
        7.25%  Notes  due  on  January 1, 2007, $300.0  million  of  7.8%
        Debentures due on January 1, 2027, and $100.0 million of 7.9% Debentures due on January 1, 2047 (collectively the "Notes and Debentures"). The Notes and Debentures with interest payable each January 1 and July 1, were issued in connection with the purchase of assets from Union Oil Company of California ("Unocal"). The Notes and Debentures are non-redeemable and uncollateralized.

    (f) The Company issued, on February 15, 2000, $400.0 million of 8.125% Notes and on April 28, 2000, issued $200.0 million of 8.125% Notes, both due on February 15, 2030 (the "8.125% Notes"). Interest on the 8.125% Notes is payable each February 15 and August 15, commencing on August 15, 2000. The proceeds from the 8.125% Notes were used to finance a portion of the ExxonMobil and Wood River Acquisitions.

    (g) On May 16, 2000, the Company issued $150.0 million of Series A floating rate notes due November 16, 2001 (the "Series A Notes") and $150.0 million of Series B floating rate notes due May 16, 2001 (the "Series B Notes") (collectively the "Floating Rate Notes"). Interest on the Floating Rate Notes is payable quarterly on August 16, November 16, February 16, and May 16. The net proceeds from the Floating Rate Notes were used to finance a portion of the Wood River Acquisition. The Series A Notes were redeemed on November 16, 2000. The Series B Notes are not redeemable prior to maturity.

    (h) Capital lease obligations are collateralized primarily by retail marketing and related assets and mature at varying dates
        through  2021.   The carrying value of the assets  under  capital
        lease arrangements approximates the capital lease obligation.

        At December 31, 2000 future maturities relating to long-term debt were as follows:

                                                    Capital
                                          Debt      Leases     Total
    (Millions of Dollars)               --------   --------   --------
    2001 (a)                            $  150.8   $    4.2   $  155.0
    2002                                     0.8        4.1        4.9
    2003                                   150.8        4.1      154.9
    2004                                     0.8        3.9        4.7
    2005                                       -        3.8        3.8
    Thereafter                           1,439.5       54.3    1,493.8
                                        --------   --------   --------
    Total future maturities              1,742.7       74.4    1,817.1
    Less imputed interest                              39.1       39.1
                                        --------   --------   --------
    Present value of future maturities  $1,742.7   $   35.3   $1,778.0
                                        ========   ========   ========

    (a) The Series B Notes are classified as noncurrent at December 31, 2000 as they are expected to be repaid in May 2001 from
        borrowings  under  the  Revolving  Credit  Facility.   Current
        maturities of long-term obligations, excluding imputed interest on capital leases, are $1.4 million at December 31, 2000.

       The debt agreements, including the Revolving Credit Facility (Note 8), contain covenants that limit the Company's ability to incur
additional  indebtedness,  pay  dividends,  acquire  its  own   equity
securities,  make  investments  in  certain  subsidiaries,  and   make
discretionary capital expenditures. They also require the maintenance of minimum financial ratios and net worth levels. At December 31, 2000, the Company was in compliance with all debt covenants.

10. Accrued Environmental Costs

      The Company is subject to extensive federal, state, and local environmental laws and regulations relating to its petroleum refining, distribution, and marketing operations. These laws and regulations (which are complex, change frequently, and are subject to differing interpretations) regulate the discharge of materials into the environment. The Company is currently involved in a number of environmental proceedings and discussions regarding the removal and mitigation of the environmental effects of subsurface liquid hydrocarbons and alleged levels of hazardous waste at certain of its refineries and other locations, including a site on the Superfund National Priorities List.

      Under an agreement that settled outstanding litigation, the predecessor owners of the Avon Refinery agreed to pay up to $18.0 million for one-half of the costs that may be incurred for compliance with certain environmental orders and to provide the Company with a $6.0 million credit for past expenses (which the Company uses to reduce its one-half share of costs) (the "Settlement Agreement"). After the $36.0 million shared cost maximum is expended, the parties may elect to continue the Settlement Agreement or to reinstate litigation. The Company and the former owners have established a committee to review and approve environmental investigative and remediation plans and expenditures. Through December 31, 2000, the committee has spent $7.4 million on such matters. The obligations of the Company and the predecessor owners were not affected by the disposition of the Avon Refinery (Note 15).

      Beginning with its acquisition of the Bayway Refinery in 1993 and except for the Alliance Acquisition (Note 3), Tosco has negotiated as part of its acquisitions, environmental indemnification for periods prior to the respective acquisition dates from the former owners. Some of the environmental indemnifications are subject to caps and time limits.

      As part of the Company's acquisition of Unocal's West Coast petroleum refining, marketing, and related supply and transportation assets in March 1997 (the "76 Products Acquisition"), Unocal retains responsibility for all environmental liabilities at the acquired sites arising out of or relating to the period prior to closing, except that the Company will pay the first $7.0 million of such environmental liabilities each year, plus 40% of any amount in excess of $7.0 million per year, with Unocal paying the remaining 60% each year. The Company's aggregate maximum obligation for 25 years is $200.0 million. During 2000 and 1999 environmental costs at the acquired sites were incurred as follows:

                                          2000       1999
    (Millions of Dollars)               --------   --------
    Total costs incurred                $   16.5   $   19.2
    Less costs reimbursed by Unocal          5.7        8.9
                                        --------   --------
    Costs charged to the environmental
      accrual                           $   10.8   $   10.3
                                        ========   ========

      Environmental exposures are difficult to assess and estimate for numerous reasons including the complexity and differing interpretations of governmental regulations, the lack of reliable data, the number of potentially responsible parties and their financial capabilities, the multiplicity of possible solutions, the years of remedial and monitoring activity required, and the identification of new sites. The Company believes that it has adequately provided for environmental exposures. However, should these matters be resolved unfavorably to the Company, they could have a material adverse effect on its long-term consolidated financial position and results of operations.

11. Company-Obligated, Mandatorily Redeemable, Convertible Preferred
    Securities

      Tosco Financing Trust (the "Trust"), a Delaware business trust whose common securities are owned by Tosco, issued in a private placement 6,000,000 shares of 5.75% company-obligated, mandatorily redeemable, convertible preferred securities (the "Trust Preferred Securities"). The net proceeds were used to purchase an equal amount of 5.75% convertible junior subordinated debentures of Tosco due on December 15, 2026 (the "Convertible Debentures"). The sole assets of the Trust are the Convertible Debentures, guaranteed by Tosco. The Trust Preferred Securities represent preferred undivided interests in the Trust's assets, with a liquidation preference of $50 per security, for a total liquidation preference of $300.0 million.

      Distributions on the Trust Preferred Securities, cumulative and payable quarterly in arrears at the annual rate of 5.75% of the liquidation amount, commenced on March 15, 1997. The Trust Preferred Securities are convertible at the option of the holder into 1.51899 shares of Tosco common stock ("Common Stock"), equivalent to a conversion price of approximately $32.92 per share of Common Stock, subject to adjustment in certain events. The Trust Preferred Securities do not have a stated maturity date although they are mandatorily redeemable upon the repayment of the Convertible Debentures. The redemption price decreases from 103.45% in 2000 to 100% of the liquidation preference in 2006 and thereafter.

      On January 12, 2001, Tosco Financing Trust called for redemption of all of the outstanding Trust Preferred Securities (Note 22).

12. Capital Stock

      The Company is authorized to issue 12,000,000 shares of preferred
stock ("Preferred Stock") and 250,000,000 shares of Common Stock.   No
shares of Preferred Stock are issued or outstanding.

      In September 2000, Tosco filed a shelf registration statement providing for the issuance of up to $3.0 billion aggregate principal amount of debt and equity securities. Such securities may be offered, separately or together, in amounts and at prices and terms to be set forth in one or more supplements to the shelf registration statement.

      On August 5, 1999, the Company announced the completion of its previously authorized Common Stock repurchase program. Pursuant to this program, the Company repurchased 13,157,862 shares of Common Stock for $317.6 million (8,899,862 shares in 1999 for $216.5 million and 4,258,000 shares in 1998 for $101.1 million). On September 10, 1999, an additional $300,000,000 for the repurchase of Tosco Common Stock was authorized. Through December 31, 2000, no shares had been repurchased pursuant to this program.

      Under the terms of a Shareholders' Rights Plan, adopted in 1998, shareholders received rights to purchase shares of a new preferred stock. The rights expire on December 6, 2008 and are exercisable if a person or group acquires or commences a tender or exchange offer for more than 15% of Common Stock, or if an adverse person (as defined by Tosco's Board of Directors) acquires beneficial ownership of 10% or more of Common Stock (Note 22).

      A regular quarterly cash dividend on Common Stock has been paid since the third quarter of 1989. Effective with the fourth quarter of 2000, the quarterly cash dividend was increased from $0.07 per share to $0.08 per share.

13. Stock Option Plans

      The Company has four stock option plans, the 2000 Stock Incentive Plan (the "2000 Plan"), the 1998 Stock Incentive Plan (the "1998 Plan"), the 1992 Stock Incentive Plan (the "1992 Plan"), and the 1989 Stock Incentive Plan (the "1989 Plan"), that reserve Common Stock for issuance to key employees, consultants, and non-employee directors. The 2000 Plan, 1998 Plan, 1992 Plan, and 1989 Plan (collectively the "Option Plans") provide for the grant of a maximum of 2.0 million, 1.5 million, 6.6 million, and 3.8 million shares of Common Stock, respectively, in the form of stock options, restricted stock awards, and/or stock appreciation rights. Stock options may be granted as "Incentive Stock Options" (as defined by the Internal Revenue Code) or as nonqualified options. Options may be exercised as determined by the

Compensation   Committee  of  the  Board   of   Directors   (the
"Compensation Committee") but in no event after ten years from the date of grant. The exercise price of stock options is determined by the Compensation Committee. Awards under the 2000 Plan, 1998 Plan and 1992 Plan may be granted until March 16, 2010, March 18, 2009 and March 13, 2002, respectively. Awards under the 1989 Plan may no longer be granted. Subject to change of control provisions and severance agreements with certain employees (Notes 19 and 22), options may be exercised at any time after vesting, currently one to five years.

      Information regarding the Option Plans as of December 31, 2000 and 1999 is as follows:

                                             2000                 1999
                                      -------------------  -------------------
                                       Shares   Price (a)   Shares   Price (a)
    (Millions of Shares)              --------  ---------  --------  ---------
    Options outstanding, beginning
      of year                              7.5  $   15.09       7.6  $   13.93
    Granted - 1992 Plan (b)                0.2      32.59
    Granted - 1998 Plan (b)                0.5      28.92       0.7      23.72
    Granted - 2000 Plan (b)                0.1      29.92
    Exercised                             (1.0)      8.41      (0.7)      9.50
    Expired or canceled                   (0.1)     29.47      (0.1)     29.93
                                      --------             --------
    Options outstanding, end of year       7.2      17.55       7.5      15.09
                                      ========             ========

    Options exercisable, end of year       5.4   $  14.05       6.0  $   12.00
                                      ========             ========

    Shares available for future grant      1.9                  0.6
                                      ========             ========

   (a)  Weighted average price per share.

   (b) All options granted had exercise prices equal to the average market price of Common Stock on the grant date.

        Additional information regarding the Option Plans as of December 31, 2000 is as follows:

                              Options Outstanding         Options Exercisable
                          ------------------------------  -------------------
                           Shares   Price (a)  Life (b)    Shares   Price (a)
  (Millions of Shares     --------  ---------  ---------  --------  ---------
  Exercise price range:
    $7.23  per  share to
      $10.00 per share         2.5   $   8.65  23 months       2.5     $ 8.65
    $10.01  per  share to
      $15.00 per share         1.5      11.31  53 months       1.5      11.31
    $15.01  per  share to
      $33.94 per share         3.2      27.75  90 months       1.4      26.58
                          --------                        --------
                               7.2      17.55  59 months       5.4      14.05
                          ========                        ========

    (a) Weighted average price per share.

    (b) Weighted average remaining contractual life.

      The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Had the Company elected to adopt the recognition provisions of SFAS No. 123, net income and earnings per share would have been reduced by $2.9 million ($0.02 per share) and $3.4 million ($0.02 per share) for 2000 and 1999, respectively.

      The fair value of options granted was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                           2000         1999
                                        ----------   ----------
    Assumed risk-free interest rate          6.52%        5.25%
    Expected life                        6.3 years    5.9 years
    Expected volatility                     31.71%       30.99%
    Assumed dividend yield                   1.09%        1.12%

      The Company adopted the Tosco Corporation 1996 Long-Term Incentive Plan (the "LTIP") to replace the granting of incentive awards under the Option Plans to participants in the LTIP. Under the LTIP, the Compensation Committee grants performance units to participants, the payment of which is contingent on the meeting of performance goals and continued employment. Under certain circumstances, payments in a calendar year may not exceed 400% of the participant's total annual compensation for the year  of  the  award.  The participants  received
$14.0 million on January 4, 2001, $17.3 million during 2000, and $30.5 million during 1999. In addition, the participants are scheduled to receive $7.6 million on various dates through March 2004, subject to acceleration under certain circumstances, based on performance goals achieved to date. If a participant voluntarily terminates employment or retires prior to age 65, unpaid amounts are forfeited under certain circumstances. The Company accrues for such amounts on a ratable basis over the required service period.

14. Employee Benefit, Savings, and Incentive Compensation Plans

Pension Plans

      The Company has non-contributory, defined benefit pension plans covering most of its employees located at its refinery and distribution sites (the "Refinery Pension Plan") and retail store employees (the "Marketing Pension Plan") meeting minimum service periods (collectively, the "Pension Plans"). Benefits under the Refinery Pension Plan are generally based on the employee's years of service and average earnings for the three highest consecutive calendar years of compensation during the ten years immediately preceding retirement. Benefits are payable at the normal retirement age of 65, with reduced benefits for early retirement (as defined). Benefits under the Marketing Pension Plan are generally based upon a percentage of the employee's covered earnings for each year of service and interest credits on these amounts. Benefits are payable at the normal retirement age of 65, or upon earlier termination of employment after five years of service. Contributions to the Pension Plans are at least sufficient to meet the minimum funding requirements of applicable laws and regulations but no more than the amount deductible for federal income tax purposes. The assets of the Pension Plans are held by a major financial institution and invested in a stock index fund, a Treasury bond index fund, short-term investment funds, and a real estate equity fund. The change in benefit obligation, plan assets, and funded status, using end of year actuarial assumptions, consist of the following at December 31, 2000 and 1999:

                                               2000       1999
                                             --------   --------
    (Millions of Dollars)
    Benefit obligation at beginning of year  $  178.4   $  164.2
    Service cost (without load for expenses)     15.4       16.9
    Interest cost                                14.4       12.4
    Actuarial (gain) loss                        13.5      (10.8)
    Benefits paid                                (4.7)      (4.3)
    Acquisition (a)                              25.1          -
    Curtailment gain (b)                        (14.2)         -
                                             --------   --------
    Benefit obligation at end of year           227.9      178.4
                                             --------   --------

    Fair value of plan assets at
      beginning of year                         178.4      144.4
    Actual return on plan assets (c)             (6.2)      22.7
    Employer contributions                       16.2       15.9
    Benefits paid                                (4.7)      (4.3)
    Administrative expenses                      (0.5)      (0.3)
                                             --------   --------
    Fair value of plan assets at end of year    183.2      178.4
                                             --------   --------

    Funded status at end of year                (44.7)         -
    Unrecognized transition obligation            0.3        0.6
    Unrecognized loss (gain) (c)                  6.1      (30.5)
    Unrecognized prior service cost               6.1        6.9
                                             --------   --------
    Accrued benefit liability at end of year $  (32.2)  $  (23.0)
                                             ========   ========

    (a) The acquisition benefit obligation resulted from the Wood River Acquisition (Note 3).
    (b) The 2000 curtailment gain resulted from the disposition of the Avon Refinery (Note 15).
    (c) Only a portion of the investment loss (gain) on plan assets is available to reduce the accrued benefit liability.

      Net pension cost, using beginning of year actuarial assumptions, for the years ended December 31, 2000 and 1999 consists of the following:

                                               2000       1999
    (Millions of Dollars)                    --------   --------
    Service cost                             $   15.9   $   17.3
    Interest cost                                14.4       12.4
    Expected return on plan assets              (15.6)     (12.7)
    Amortization of transition obligation         0.3        0.3
    Recognized net actuarial gain                (1.2)         -
    Amortization of prior service cost            0.7        0.7
                                             --------   --------
                                             $   14.5   $   18.0
                                             ========   ========

      Major assumptions used to calculate pension obligations and pension costs for the years ended December 31, 2000 and 1999 are as follows:

                                               2000       1999
                                             --------   --------
    Assumed discount rate                       7.25%      7.75%
    Assumed rate of future compensation
      increase                                  5.00%      5.00%
    Expected rate of return on plan assets      8.50%      8.50%

      The Company has a Senior Executive Retirement Plan ("SERP") that provides retirement benefits to selected senior executives. SERP provisions of $1.7 million and $1.9 million are included in selling, general, and administrative expenses in 2000 and 1999, respectively.

Employee and Retiree Benefit Plans

      The Company provides health care and life insurance benefits for its employees. The Company also provides postretirement health care and life insurance benefits for certain employees (primarily employees located at its refinery and distribution sites). Health care benefits for eligible employees and retirees are provided through insurance companies and health maintenance organizations whose premiums are based on the benefits paid during the year. The health care plans are contributory (with employee/retiree contributions adjusted periodically) and contain other cost-sharing features such as deductibles and coinsurance. The life insurance plans are noncontributory.

      The change in benefit obligation, plan assets, and funded status, using end of year actuarial assumptions, consists of the following at December 31, 2000 and 1999:

                                               2000       1999
    (Millions of Dollars)                    --------   --------
    Benefit obligation at beginning of year  $   33.9   $   33.8
    Service cost                                  1.5        1.5
    Interest cost                                 3.0        2.2
    Amendment                                     5.3        1.5
    Acquisitions (a)                             12.4          -
    Settlement (b)                               (2.9)         -
    Curtailment                                   0.3          -
    Actuarial loss (gain)                         3.8       (3.9)
    Benefits paid                                (1.5)      (1.2)
                                             --------   --------
    Benefit obligation at end of year            55.8       33.9
                                             --------   --------

    Fair value of plan assets at
      beginning of year                           4.5        4.8
    Actual return on plan assets                  0.1        0.1
    Benefits paid                                (0.4)      (0.4)
                                             --------   --------
    Fair value of plan assets at end of year      4.2        4.5
                                             --------   --------

    Funded status at end of year                (51.6)     (29.4)
    Unrecognized transition obligation (b)          -       11.2
    Unrecognized net actuarial gain              (0.5)      (7.2)
    Unrecognized prior service cost              11.8        7.4
                                             --------   --------
    Accrued benefit liability at end of year $  (40.3)  $  (18.0)
                                             ========   ========

   (a) The acquisition benefit obligation resulted from the Wood
       River and Alliance Acquisitions (Note 3).
   (b) The changes resulted from the disposition of the Avon
       Refinery (Note 15).

      Net postretirement benefit cost, using beginning of year actuarial assumptions, for the years ended December 31, 2000 and 1999 consists of the following:

                                               2000       1999
    (Millions of Dollars)                    --------   --------
    Service cost                             $    1.5   $    1.5
    Interest cost                                 3.0        2.2
    Expected return on plan assets               (0.3)      (0.3)
    Amortization of transition
      obligation over 20 years                    0.6        0.9
    Net amortization and deferral                 0.1       (0.2)
                                             --------   --------
                                             $    4.9   $    4.1
                                             ========   ========

      Major assumptions used to calculate the benefit obligation and net postretirement benefit cost for the years ended December 31, 2000 and 1999 are as follows:

                                               2000       1999
                                             --------   --------
    Assumed discount rate                        7.50%      7.75%
    Current year health care cost trend rate    12.00%      9.00%
    Ultimate health care cost trend rate         5.75%      5.75%
    Year ultimate trend rate is achieved         2009       2007
    Expected rate of return on plan assets       7.00%      7.00%

      A 1% change in the health care cost trend rates would have had the following effect on benefit obligations and aggregate of service and interest costs:

                                               1% Increase  1%Decrease
    (Millions of Dollars)                      -----------  ----------
    Benefit obligation at December 31, 2000    $       1.7  $     (1.9)
    Benefit obligation at December 31, 1999            1.8        (2.1)
    Aggregate interest and service cost
      for 2000                                         0.2        (0.2)
    Aggregate interest and service cost
      for 1999                                         0.2        (0.3)

Savings Plans

      The Tosco Corporation Capital Accumulation Plan (the "CAP") and the Tosco Store Savings Plan (the "TSSP") have been established for eligible employees. Participants may make, within certain limitations,  voluntary  contributions under  Section  401(k)  of  the
Internal Revenue Code of a percentage of their compensation. The Company makes matching contributions to the CAP based upon years of contributory participation, as defined, for employees who elect to make certain specified and minimum contributions. In addition, eligible employees of the CAP receive an additional contribution equal to 5% of their compensation, up to $150,000, in lieu of pension plan benefits. Participants of the CAP and TSSP (collectively the "Savings Plans") are immediately vested in their voluntary contributions. Participants in the CAP are immediately vested in the Company contributions. Company contributions to the Savings Plans for the years ended December 31, 2000 and 1999 were $25.9 million and $21.0 million, respectively.

Management Incentive Plan

      The Tosco Corporation Cash Incentive Plan (the "CIP") has been established for members of middle and senior management. The CIP sets forth discretionary and other awards computed as a variable percentage of a participant's base salary, which percentage is dependent upon pre-tax income, as defined, of the respective participant's operating
division.   The  Company also has a bonus plan for senior  executives, who are not participants in the CIP, based on operating income per share, as defined. Results of operations for the years ended December 31, 2000 and 1999 include incentive compensation of $86.8 million and $56.3 million, respectively, including special bonuses awarded to union and other employees not covered by management incentive plans.

15. Disposition of the Avon Refinery

      On August 31, 2000, Tosco completed the disposition of its Avon Refinery to Ultramar Diamond Shamrock Corporation ("UDS") for $650.0 million plus $147.5 million for crude oil and other hydrocarbon inventories (the "Avon Disposition"). Tosco recorded a net gain on the Avon Disposition of $20.0 million ($0.08 per diluted share).
Tosco is entitled to contingent payments of up to $150.0 million during the next eight years in the event that refining margins exceed certain defined levels. No contingent payments were included in Tosco's results of operations for 2000.

16. Income Taxes

      The provision (benefit) for income taxes for the years ended December 31, 2000 and 1999 is as follows:

                                               2000       1999
    (Millions of Dollars)                    --------   --------
    Current:
       Federal                               $  177.3   $  115.3
       State                                     25.6       36.2
       Foreign                                    0.1        0.2
                                             --------   --------
                                                203.0      151.7
                                             --------   --------
    Deferred:
       Federal                                  127.1      140.8
       State                                     30.2       14.4
                                             --------   --------
                                                157.3      155.2
                                             --------   --------
                                             $  360.3   $  306.9
                                             ========   ========

      A reconciliation of the provision for income taxes to income taxes computed by applying the statutory federal income tax rate to earnings before income taxes is as follows:

                                               2000       1999
    (Millions of Dollars)                    --------   --------
    Income taxes at the statutory rate       $  311.4   $  262.0
    State income taxes, net of credits
      and federal benefit                        36.3       32.9
    Permanent differences                        10.9       10.8
    Federal credits, adjustments, and other       1.7        1.2
                                             --------   --------
                                             $  360.3   $  306.9
                                             ========   ========

      Temporary differences between financial and income tax reporting and tax credit carryforwards that give rise to deferred income tax assets and liabilities as of December 31, 2000 and 1999 are as follows:

                                                2000        1999
    (Millions of Dollars)                    ---------   ---------
    Deductible temporary differences:
      Accounts receivable                    $    18.5   $    18.5
      Accrued expenses and other
        current liabilities                       70.8       132.2
      Accrued environmental costs                239.1       251.6
      Accrued postretirement benefit
        liability                                 78.9        40.8
      Noncurrent liabilities                     117.2       112.7
      Intangible assets                          102.7           -
      Other                                        4.2         3.8
      Deferred state income taxes (a)             88.8        58.6
                                             ---------   ---------
                                                 720.2       618.2
                                             ---------   ---------
    Taxable temporary differences:
      Inventories                               (368.1)     (380.7)
      Property, plant, and equipment            (291.4)     (335.6)
      Deferred Turnarounds                      (141.5)     (112.4)
      Intangible assets (primarily
        tradenames)                                  -       (32.4)
      Lease obligations                       (1,082.8)     (518.7)
      Other deferred charges and assets          (15.7)      (16.6)
      Other                                      (88.7)      (77.2)
                                             ---------   ---------
                                              (1,988.2)   (1,473.6)
                                             ---------   ---------
    Net temporary differences                $(1,268.0)  $  (855.4)
                                             =========   =========

    Federal income taxes at 35%              $  (443.8)  $  (299.4)
    Alternative minimum tax ("AMT")
      credit carryforward                         17.3           -
                                             ---------   ---------
    Federal deferred tax liability, net         (426.5)     (299.4)
    State deferred tax liability, net (a)        (88.8)      (58.6)
                                             ---------   ---------
    Total deferred tax liability, net           (515.3)     (358.0)
    Current portion                              (97.6)      (74.4)
                                             ---------   ---------
    Noncurrent portion                       $  (417.7)  $  (283.6)
                                             =========   =========

   (a) Deferred state income tax liabilities are provided for temporary differences, primarily differences between the book and tax bases of property, plant, and equipment.

17. Operating Leases

      The Company distributes petroleum products throughout its marketing areas through a combination of owned and leased terminals. Leases for product distribution terminals are generally for short periods of time and continue in effect until canceled by either party with contracted days of notice, generally 30 to 60 days. Most product distribution terminal leases are subject to escalations based on various factors. The Company subleases portions of its owned and leased product distribution terminals.

      The Company has long-term leases with special purpose entities for land and improvements at certain of the Company's service stations, refining processing units, and an office building. These leases provide the Company the option to purchase, at agreed-upon prices, (a) a portion of the leased assets for resale to unaffiliated parties during the lease terms and (b) not less than all of the leased assets at the end of the leases. The Company may cancel the leases subject to the lessors receiving certain guaranteed minimum sales values for the assets. Minimum annual rentals vary with commercial paper interest rates and the reference interest rate (LIBOR).

      In 2000, Tosco entered into long-term operating leases for a portion of the retail outlets acquired in the ExxonMobil Acquisition (Note 3) and entered into a new operating lease for an office building and certain retail outlets previously acquired under an operating lease. The offset to the cash and fair value of properties received in the renegotiated lease was recorded as deferred revenue on the balance sheet.

     The leases with special purpose entities, including those entered into in 2000, extend with renewal options through March 2010.

      The Company has other leases for certain of its stores and for other property and equipment. The store leases generally have primary terms of up to 25 years with varying renewal provisions. Under certain of these leases, the Company is subject to additional rentals based on store sales as well as escalations in the minimum future lease amount. The leases for other property and equipment are for terms of up to 17 years. Most of the Company's lease arrangements provide the Company an option to purchase the assets at the end of the lease term. The Company may also cancel certain of its leases provided the lessor receives minimum sales values for the leased assets. Most of the leases require that the Company provide for the payment of real estate taxes, repairs and maintenance, and insurance.

      Net rental expense for the years ended December 31, 2000 and 1999 consists of the following:

                                               2000       1999
    (Millions of Dollars)                    --------   --------
    Minimum rental and warehousing charges $ 227.5 $ 152.2 Contingent rental and warehousing
      charges                                    19.2       15.4
                                             --------   --------
                                                246.7      167.6
    Less sublease rental income                 114.5       75.0
                                             --------   --------
                                             $  132.2   $   92.6
                                             ========   ========

      At December 31, 2000, future minimum obligations under non-cancelable operating leases and warehousing agreements are as follows:

    (Millions of Dollars)
    2001                                     $  269.5
    2002                                        264.1
    2003 (a)                                    243.2
    2004 (a)                                    218.7
    2005 (a)                                    408.3
    Thereafter (a)                              757.9
                                             --------
                                              2,161.7
   Less future minimum sublease income          287.3
                                             --------
                                             $1,874.4 (b)
                                             ========

   (a) Excludes  guaranteed  residual  payments  totaling  $158.4 million (2003), $155.5 million (2004), $450.2 million (2005), and
       $285.8 (thereafter) due at the end of the lease term, that would be reduced by the fair market value of the leased assets returned.

   (b) The Company has contingent obligations for certain lease payments totaling $9.9 million for convenience stores previously sold. The Company does not believe it has a significant financial exposure, over amounts already recorded, if required to perform under these contingent obligations.

18. Financial Instruments

Fair Values

      The carrying value of cash, cash equivalents, marketable securities, short-term deposits, trade accounts receivable, accounts payable, and other current liabilities approximates their fair value due to the relatively short maturity of these financial instruments. The carrying value of the Revolving Credit Facility and the Floating Rate Notes approximate fair value due to their variable interest rates. The fair value (based on quoted market prices and estimates) of long (obligation to purchase) and short (obligation to deliver) derivative financial instruments were $254.1 million and $203.1 million, respectively at December 31, 2000. Estimated fair values of other financial instruments at December 31, 2000 and 1999 are as follows:

                                       2000                   1999
                               --------------------   --------------------
                               Carrying     Fair      Carrying     Fair
                                Value     Value (a)    Value     Value (a)
    (Millions of Dollars)      --------   ---------   --------   ---------
    First Mortgage Bonds       $      -   $       -   $  200.0   $   207.8
    Bayway Bonds                  150.0       156.0      150.0       152.3
    7% Notes                          -           -      125.0       125.2
    7.625% Notes                  240.0       250.7      240.0       235.6
    7.25% Notes                   200.0       203.2      200.0       191.1
    7.8% Debentures               300.0       308.2      300.0       282.6
    7.9% Debentures               100.0       101.1      100.0        92.1
    8.125% Notes                  600.0       643.5          -           -
    Trust Preferred Securities    300.0       335.6      300.0       285.0

   (a) The fair value of these instruments reflects quoted market prices.

Derivatives

      The Company utilizes commodity-based derivative instruments, at times and when able, to reduce a portion of its exposure to price volatility. Commodity futures are used to lock in what the Company considers to be acceptable margins between the sales value of refined products produced and the cost of raw materials purchased on a varying percentage of production, generally for periods not exceeding one year. In addition, the Company enters into swap contracts with counterparties (typically agreeing to sell at fixed forward prices, and to buy at future variable market prices, stated volumes of residual fuels) to reduce exposure to sales price volatility of residual fuels production. Futures and forward contracts are also used to protect against price volatility of inventories stored for future sale and to protect against adverse price movements between the cost of foreign and domestic crude oil.

      At December 31, 2000 and 1999, the Company had open long and short futures, swap and forward contracts for crude oil and products with a notional volume (number of barrels under contract) and value (number of barrels under contract multiplied by the per-barrel contract value) as follows:

                                       2000                  1999
                               -------------------   -------------------
                               Contract   Contract   Contract   Contract
                                Volume      Value     Volume      Value
    (Millions of Dollars)      --------   --------   --------   --------
    Open long positions           9,825    $ 261.0     24,902    $ 444.8
    Open short positions          9,283    $ 206.5     22,621    $ 340.1

      Deferred gains / (losses) on futures and swap contracts were not significant at December 31, 2000 and 1999. Deferred gains and losses were recognized as an offset to realized margins on refined products sold (Note 23).

Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash equivalents, marketable securities, short-term deposits, trade receivables, and derivative instruments. The Company places its cash equivalents, marketable securities, and short-term deposits with several high-quality financial institutions. The Company's customer base consists of a large number of diverse customers. The Company also conducts ongoing evaluations of its customers and requires letters of credit or other collateral arrangements as appropriate. In addition, the Company enters into master netting agreements with significant counterparties to further limit its credit risk should any counterparty fail to perform as contracted. Amounts due from/to counterparties resulting from netting agreements are settled monthly. Accordingly, trade receivable losses have not been significant. The Company does not believe that it has a significant credit risk on its derivative instruments, as they are transacted through the New York Mercantile Exchange, or with counterparties meeting established collateral and credit criteria.

19. Commitments and Contingencies

      There are various legal proceedings and claims pending against the Company that are common to its operations. While it is not feasible to predict or determine the ultimate outcome of these matters, it is the opinion of management that these suits will not result in monetary damages not covered by insurance that in the aggregate would be material to the business or operations of the Company.

      Under the terms of the 76 Products Acquisition, Unocal could have received up to $250.0 million of contingent participation payments over the seven year period following the acquisition if retail market conditions and/or California Air Resources Board ("CARB") gasoline margins increased above specified levels. Tosco paid Unocal $50.0 million in December 1999 and January 2000 in settlement of retail participation obligations for prior and future periods. In addition, the remaining maximum contingent payment, related to improvements in
CARB  gasoline  margins,  was reduced to $100.0  million.   The  $50.0
million participation payment was capitalized as an additional cost of the 76 Products Acquisition. At December 31, 2000, the participation obligation relating to improvements in CARB gasoline, payable in March 2001, was not material.

      Litigation between Unocal and certain petroleum refiners is contesting the validity of patents held by Unocal covering certain formulations for clean burning fuels meeting California fuel specifications and, in turn, alleged infringement of those patents by certain refiners. The Company is not a party to the patent litigation. Under the terms of the 76 Products Acquisition, the Company has no liability to Unocal for any possible past infringement of the patents, including to the date of final resolution of the matter (Note 22).

      The  Company  has  employment agreements  with  certain  of  its executive officers that provide for lump sum severance payments and accelerated vesting of options upon termination of employment under certain circumstances, including a change of control, as defined (Note
22). For such terminations, the Company's potential minimum obligation to its executive officers was $11.3 million at December 31, 2000, and $58.6 million upon a change of control (Note 22).

      The Company, in keeping with industry practice, schedules Turnarounds as the units reach the end of their normal operating cycles. Unscheduled Turnarounds or unit shutdowns also occur because of operating difficulties or external factors. Throughput and earnings are lowered, and Turnaround expenditures increased, during such periods.

      The Company carries insurance policies on insurable risks, which it believes to be appropriate at commercially reasonable rates. While management believes the Company is adequately insured, future losses could exceed insurance policy limits or, under adverse interpretations, be excluded from coverage. Future liability or costs, if any, incurred under such circumstances would have to be paid out of general corporate funds. Cost of sales was reduced by insurance coverage recoveries of $42.4 million in 1999 for property damage and business interruption claims, net of insurance policy deductibles and asset write-offs, related to the Avon Refinery incident. The Company is pursuing additional claims for insurance recoveries from its carriers.

      In the normal course of business, the Company has entered into numerous crude oil and feedstock supply contracts, finished product sale and exchange agreements, and transportation contracts. Because of the market related pricing structure and/or generally short-term nature of these contracts, they are not expected to negatively impact future operating results.

      In July 2000, the Company announced its intention to purchase substantially all of the assets of the Irish National Petroleum Corporation Limited. The principal assets to be acquired would be a 75,000 barrel per day refinery located in Cork, Ireland and an 8.5 million barrel deep water crude oil and oil products storage complex in Bantry Bay, Ireland. The purchase price would be $100.0 million plus the value of crude oil and products inventory at closing. Tosco's Board of Directors has approved the purchase. Completion of the purchase is subject to negotiation of definitive agreements and the satisfaction of certain conditions, including regulatory approvals.

      On August 9, 2000, the Company announced that it had entered into a contract with East Coast Power ("ECP"), in which ECP will build new facilities to supply electricity and additional steam to the Bayway
Refinery.   The  new  facilities will also supply electricity  to  New
Jersey residents and businesses during peak demand hours.

      In December 2000, the Company entered into a contract to build four tankers that will be used to transport crude and other products to the Company's refineries. Construction is expected to begin in late 2001 and the tankers should be completed in late 2003. In January 2001, the Company entered into a contract to build a fifth tanker that should be completed in early 2004.

      As part of the February 1996 agreement to purchase the Trainer Refinery, the seller is entitled to receive contingent participation payments for five years from the date of acquisition if refining margins increase above specified margins. Based on margins achieved for the year ended February 1, 2001, a payment may be due in May 2001 to BP Amoco. Any payment made would be capitalized as an additional cost of the Trainer Refinery.

20. Business Segments

      The Company has two operating business segments: refining and marketing. The refining segment includes the acquisition of crude oil and other feedstocks, the production of petroleum products, and the distribution and sale of petroleum products to wholesale customers. The marketing segment includes the sale of petroleum products and merchandise through company-owned gasoline stations and convenience stores and branded dealers and jobbers. The nonoperating segment consists of corporate activities and certain non-operating subsidiaries. Summarized financial information by segment for 2000 and 1999 is as follows:

                              Operating Segments
                             --------------------  Non-operating  Consolidated
                             Refining   Marketing     Segment         Total
  2000 (Millions of Dollars) ---------  ---------  -------------  ------------
  Total sales                $20,891.6  $ 9,256.8  $           -  $   30,148.4
  Intersegment sales          (5,588.1)     (15.1)                    (5,603.2)
                             ---------  ---------  -------------  ------------
  Third party sales          $15,303.5  $ 9,241.7  $           -  $   24,545.2
                             =========  =========  =============  ============

  Operating contribution (a) $ 1,343.0  $   404.7  $           -  $    1,747.7
  Depreciation and
    amortization                (201.0)    (152.0)          (1.2)       (354.2)
  Special item:
      Gain on the Avon
        Disposition               20.0                                    20.0
  Net interest (expense)
    income                      (109.8)     (49.2)           3.9        (155.1)
  Income (loss) before income
    taxes and distributions
    on Trust Preferred
    Securities                   959.2      (34.8)         (17.4)        907.0

  Capital and Turnaround
    expenditures             $   468.0  $   263.8  $         3.5  $      735.3

  Total assets at year-end   $ 5,915.7  $ 2,989.7  $        98.4  $    9,003.8

                              Operating Segments
                             --------------------  Non-operating  Consolidated
                             Refining   Marketing     Segment         Total
  1999 (Millins of Dollars)  ---------  ---------  -------------  ------------
  Total sales                $11,003.3  $ 5,826.8  $           -  $   16,830.1
  Intersegment sales          (2,453.2)     (14.8)                    (2,468.0)
                             ---------  ---------  -------------  ------------
  Third party sales          $ 8,550.1  $ 5,812.0  $           -  $   14,362.1
                             =========  =========  =============  ============

  Operating contribution (a) $   727.6  $   531.2  $           -  $    1,258.8
  Depreciation and
    amortization                (176.1)    (131.0)          (1.3)       (308.4)
  Special items:
      Inventory recovery         240.0                                   240.0
      Restructuring recovery       2.1                                     2.1
      Avon Refinery start-up
        costs                    (43.1)                                  (43.1)
      Gain on sale of retail
        assets in non-core
        markets                   40.5                                    40.5
  Net interest (expense)
    income                       (73.8)     (48.1)           3.1        (118.8)
  Income (loss) before income
    taxes and distributions
    on Trust Preferred
    Securities                   565.6      216.4          (16.1)        765.9

  Capital and Turnaround
    expenditures             $   309.1  $   227.0  $           -  $      536.1

  Total assets at year-end   $ 3,677.3  $ 2,442.2  $        92.9  $    6,212.4

 (a) Operating contribution is calculated as sales minus cost of sales.

21. Supplemental Cash Flow Information

                                                  2000       1999
    (Millions of Dollars)                       --------   --------
    Cash paid during the year for:
        Interest, net of amounts capitalized    $  163.5   $  130.9
        Income taxes, net of refunds received      177.6      139.9

    Supplemental Noncash Investing and
      Financing Activities:
        Fair value of properties received
          in lease refinancing                  $   44.8
        Detail of cash paid for acquisitions:
          Fair value of assets acquired         $2,109.8   $  118.1
          Liabilities assumed                      (87.0)
                                                --------   --------
          Net cash paid for acquisitions         2,022.8      118.1
          Cash acquired in acquisitions                -        0.3
                                                --------   --------
                                                $2,022.8   $  118.4
                                                ========   ========

22. Subsequent Events

Acquisition by Phillips Petroleum Company

      On February 4, 2001, the Board of Directors of the Company adopted an agreement and plan of merger with Phillips Petroleum Company ("Phillips"). As a result of the merger, Tosco will become a wholly-owned subsidiary of Phillips and Tosco shareholders will receive 0.8 of a share of Phillips common stock for each share of Tosco Common Stock they own. The transaction is expected to close by the end of the third quarter of 2001. The combined company's Refining, Marketing, and Transportation ("RM&T") headquarters will be located in Tempe, Arizona. The transaction has been approved by the Boards of Directors of both companies and is subject to regulatory reviews and the approval of both companies' shareholders. Tosco has agreed to take all necessary steps to render the Shareholders' Rights Plan inapplicable to the merger (Note 12).

Redemption of Trust Preferred Securities

      On January 12, 2001, Tosco Financing Trust called for the redemption of its Trust Preferred Securities on February 15, 2001. The redemption price offered was $51.725 per share (which included a premium of 3.45% as required by the terms of the Trust Preferred Securities) plus $.495 per share in accumulated and unpaid distributions up to the date of redemption, or a total of $52.22 per share. Substantially all holders elected to exercise their conversion rights instead of receiving the redemption cash value. As a result, all but 1,185 shares of the Trust Preferred Securities were converted into approximately 9,112,089 shares of Tosco Common Stock (Note 11).

Unocal Patent Litigation

      In February 2001, the U.S. Supreme Court refused to consider an appeal of certain major oil companies contesting a lower court decision that upheld the validity of Unocal's patent for blending formulations for clean burning gasoline meeting California fuel specifications. The impact of the Supreme Court's decision as to the effect on Tosco's future results of operations is unknown in view of, among other things, potential further litigation, Tosco's revised blending formulas that substitute ethanol for MTBE in California, and the licensing arrangement that Tosco may enter into with Unocal that by prior agreement can be no less favorable than that negotiated between Unocal and other refiners (Note 19).

Revolving Credit Facility

      On January 25, 2001, the Company renewed Facility B of the Revolving Credit Facility thereby extending its maturity date to February 5, 2002.

23.  New Accounting Standards

SFAS No. 133

      Statement of Financial Accounting Standard ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133") as amended by SFAS No. 138 "Accounting for Certain
Derivative Instruments and Certain Hedging Activities" ("SFAS No. 138") (collectively "SFAS No. 133") was adopted by the Company effective January 1, 2001. SFAS No. 133 requires that all derivatives be recognized at fair value as either assets or liabilities. Changes in the fair value of derivatives are to be recorded in current earnings or other comprehensive income, depending on whether the derivative is part of a hedge transaction and, if it is, on the type of hedge transaction. To qualify as a hedge, SFAS No. 133 requires that the derivative be formally documented and designated, and the effectiveness of the hedge assessed on a regular basis.

     The Company utilizes commodity-based derivative instruments, at times and when able, to reduce a portion of its exposure to price volatility. Commodity futures are used to lock in what the Company considers to be acceptable margins between the sales value of refined products produced and the cost of raw materials purchased on a varying percentage of production, generally for periods not exceeding one year. In addition, the Company enters into swap contracts with counterparties (typically agreeing to sell at fixed forward prices, and to buy at future variable market prices, stated volumes of residual  fuels)  to  reduce  exposure to sales  price  volatility  of residual fuels production. Futures and forward contracts are also used to protect against price volatility of inventories stored for future sale, to protect against adverse price movements of crude oils, and as a means to obtain physical volumes for its mid-continent refineries. In accordance with SFAS No. 133 all derivatives will be recognized on the balance sheet at their fair value at January 1, 2001. On the date a derivative contract is entered into, the Company will designate the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value" hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge), or (3) a derivative instrument that does not qualify for hedge accounting. For fair-value hedges, the change in fair value of the effective portion of the hedge will be recorded in current-period earnings along with the loss or gain on the hedged asset or liability. For cash-flow hedges, the change in fair value of the effective portion will be recorded in other comprehensive income. Changes in the fair value of derivatives not qualifying for hedge accounting and the ineffective portion of all fair-value and cash-flow hedges will be recognized in current-period earnings. Accordingly, the adoption of SFAS No. 133 could increase volatility in the Company's earnings.

     The cumulative effect of this accounting change on January 1, 2001 is not material. The effect of SFAS No. 133 in future results of operations will depend upon the number and type of derivative positions and the volatility of crude and product prices.

SFAS No. 140

      In September 2000, the FASB issued SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"). The collateral recognition and disclosure provisions in SFAS No. 140, effective for fiscal years ending after December 15, 2000, were adopted in 2000. The Company anticipates that the adoption of the remaining provisions of SFAS No. 140, effective March 31, 2001, will not have a material impact on the Company's results of operations.

24.   Condensed Consolidating Financial Information



                                                           Tosco      Bayway     Nonguaranteeing
                                                         (Issuer)   (Guarantor)   Subsidiaries    Eliminations  Consolidated
(Millions of Dollars)                                  ---------------------------------------------------------------------
BALANCE SHEET - DECEMBER 31, 2000
Assets:
  Cash and cash equivalents                            $    (58.7)  $            $         82.5   $             $      23.8
  Marketable securities and deposits                         21.9                          52.1                        74.0
  Other current assets (a)                                2,362.2                         626.5                     2,988.7
                                                       -----------  -----------  ---------------  ------------  ------------
    Total current assets                                  2,325.4            -            761.1             -       3,086.5
  Other assets                                            3,680.7        501.8          1,739.2          (4.4)      5,917.3
  Investment in Bayway and other subsidiaries             1,337.6                                    (1,337.6)            -
                                                       -----------  -----------  ---------------  ------------  ------------
                                                       $  7,343.7   $    501.8   $      2,500.3   $  (1,342.0)  $   9,003.8
                                                       ===========  ===========  ===============  ============  ============

Liabilities and Shareholders' Equity:
  Current liabilities                                  $  2,784.9   $            $        243.5   $             $   3,028.4
  Revolving credit facility and long-term debt            1,856.0                          36.6                     1,892.6
  Other liabilities                                         990.2                         187.3          (4.4)      1,173.1
  Intercompany liabilities (assets)                        (897.1)       123.8            773.3                           -
  Trust Preferred Securities                                    -                         300.0                       300.0
  Total shareholders' equity                              2,609.7        378.0            959.6      (1,337.6)      2,609.7
                                                       -----------  -----------  ---------------  ------------  ------------
                                                       $  7,343.7   $    501.8   $      2,500.3   $  (1,342.0)  $   9,003.8
                                                       ===========  ===========  ===============  ============  ============
STATEMENT OF INCOME - YEAR ENDED DECEMBER 31, 2000
Sales                                                  $ 20,100.4   $            $      4,444.8   $             $  24,545.2
Cost of sales                                           (18,622.3)        15.1         (4,190.3)                  (22,797.5)
Depreciation and amortization                              (230.1)       (15.1)          (109.0)                     (354.2)
Special items:
  Gain on sale of Avon Refinery                              20.0                                                      20.0
Selling, general, and administrative expenses (b)          (217.7)                       (133.7)                     (351.4)
Interest expense, net                                      (162.6)                          7.5                      (155.1)
                                                       -----------  -----------  ---------------  ------------  ------------
Income before income taxes and distributions on
  Trust Preferred Securities                                887.7            -             19.3             -         907.0
Income taxes                                               (359.5)                         (7.8)                     (367.3)
Distributions on Trust Preferred Securities,
  net of income tax benefit                                     -                         (10.3)                      (10.3)
                                                       -----------  -----------  ---------------  ------------  ------------
Net income                                             $    528.2   $        -   $          1.2   $         -   $     529.4
                                                       ===========  ===========  ===============  ============  ============

STATEMENT OF CASH FLOWS - YEAR ENDED DECEMBER 31, 2000
Cash flows from operating activities:
  Net income                                           $    528.2   $        -   $          1.2   $         -   $     529.4
  Depreciation and amortization, provision for
    bad debts, and deferred income taxes                    397.5         15.1            109.0                       521.6
  Restructuring recovery                                     (3.8)                                                     (3.8)
  Gain on sale of Avon Refinery                             (20.0)                                                    (20.0)
  Changes in operating assets and liabilities, net          650.6                        (108.9)                      541.7
  Other, net                                                 11.4                          (1.0)                       10.4
                                                       -----------  -----------  ---------------  ------------  ------------
      Net cash provided by operating activities           1,563.9         15.1              0.3             -       1,579.3
                                                       -----------  -----------  ---------------  ------------  ------------

Cash flows from investing activities:
  Purchase of property, plant, equipment, net              (238.3)      (189.5)          (193.7)                     (621.5)
  Acquisition of ExxonMobil retail system                  (248.0)                       (119.9)                     (367.9)
  Acquisition of Wood River Refinery                       (746.7)                                                   (746.7)
  Acquisition of Alliance Refinery                         (908.2)                                                   (908.2)
  Increase in deferred turnarounds, charges,
    and other assets, net                                  (105.8)                          3.2                      (102.6)
  Proceeds on sale of Avon Refinery                         797.5                                                     797.5
  Intercompany transfers                                   (517.5)       174.4            343.1                           -
  Net change in marketable securities, deposits,
    and other                                               (14.6)                         (5.9)                      (20.5)
                                                       -----------  -----------  ---------------   -----------  ------------
      Net cash (used in) provided by investing
        activities                                       (1,981.6)       (15.1)            26.8             -      (1,969.9)
                                                       -----------  -----------  ---------------  ------------  ------------

Cash flows from financing activities:
  Net repayments under revolving credit facilities           10.0                                                      10.0
  Payments under long-term debt agreements                 (275.4)                         (1.3)                     (276.7)
  Proceeds from issuance of 8.125% Notes                    600.0                                                     600.0
  Proceeds from issuance of Floating Rate Notes             300.0                                                     300.0
  Payment for purchase / defeasement of First
    Mortgage Bonds                                         (211.3)                                                   (211.3)
  Dividends paid on common stock                            (41.9)                                                    (41.9)
  Other, net                                                  6.0                                                       6.0
                                                       -----------  -----------  ---------------  ------------  ------------
      Net cash provided by (used in) financing
        activities                                          387.4            -             (1.3)            -         386.1
                                                       -----------  -----------  ---------------  ------------  ------------

Net (decrease) increase in cash and cash equivalents        (30.3)           -             25.8             -          (4.5)
Cash and cash equivalents at beginning of year              (28.4)           -             56.7                        28.3
                                                       -----------  -----------  ---------------  ------------  ------------
Cash and cash equivalents at end of year               $    (58.7)  $        -   $         82.5   $         -   $      23.8
                                                       ===========  ===========  ===============  ============  ============


(a) Inventories are valued at the lower of cost or market value, which is measured on a consolidated basis.
(b) The condensed consolidating statement of income reflects a partial allocation of corporate selling, general, and administrative expenses to Bayway and the Nonguaranteeing Subsidiaries. Tosco may revise its allocation method in the future.


                                                           Tosco      Bayway     Nonguaranteeing
                                                         (Issuer)   (Guarantor)   Subsidiaries    Eliminations  Consolidated
(Millions of Dollars)                                  ---------------------------------------------------------------------
BALANCE SHEET - DECEMBER 31, 1999
Assets:
  Cash and cash equivalents                            $    (28.4)  $            $         56.7   $             $      28.3
  Marketable securities and deposits                          7.5                          46.3                        53.8
  Other current assets (a)                                1,122.9                         439.5                     1,562.4
                                                       -----------  -----------  ---------------  ------------  ------------
    Total current assets                                  1,102.0                         542.5                     1,644.5
  Other assets                                            2,704.0        325.0          1,543.3          (4.4)      4,567.9
  Investment in Bayway and other subsidiaries             1,336.4                                    (1,336.4)
                                                       -----------  -----------  ---------------  ------------  ------------
                                                       $  5,142.4   $    325.0   $      2,085.8   $  (1,340.8)  $   6,212.4
                                                       ===========  ===========  ===============  ============  ============

Liabilities and Shareholders' Equity:
  Current liabilities                                  $  1,405.4   $            $        201.7   $             $   1,607.1
  Revolving credit facility and long-term debt            1,420.9                          38.0                     1,458.9
  Other liabilities                                         585.0                         157.5          (4.4)        738.1
  Intercompany liabilities (assets)                        (377.2)       (53.0)           430.2
  Trust Preferred Securities                                                              300.0                       300.0
  Total shareholders' equity                              2,108.3        378.0            958.4      (1,336.4)      2,108.3
                                                       -----------  -----------  ---------------  ------------  ------------
                                                       $  5,142.4   $    325.0   $      2,085.8   $  (1,340.8)  $   6,212.4
                                                       ===========  ===========  ===============  ============  ============
STATEMENT OF INCOME - YEAR ENDED DECEMBER 31, 1999
Sales                                                  $ 10,805.2   $            $      3,556.9   $             $  14,362.1
Cost of sales                                            (9,873.6)        15.2         (3,244.9)                  (13,103.3)
Depreciation and amortization                              (196.0)       (15.2)           (97.2)                     (308.4)
Special items:
  Inventory recovery                                        240.0                                                     240.0
  Restructuring recovery                                      2.1                                                       2.1
  Avon Refinery start-up costs                              (43.1)                                                    (43.1)
  Gain on sale of retail assets in non-core markets                                        40.5                        40.5
Selling, general, and administrative expenses (b)          (179.4)                       (125.8)                     (305.2)
Interest expense, net                                      (123.0)                          4.2                      (118.8)
                                                       -----------  -----------  ---------------  ------------  ------------
Income before income taxes and distributions on
  Trust Preferred Securities                                632.2                         133.7                       765.9
Income taxes                                               (259.2)                        (54.8)                     (314.0)
Distributions on Trust Preferred Securities, net of
  income tax benefit                                            -                         (10.2)                      (10.2)
                                                       -----------  -----------  ---------------  ------------  ------------
Net income                                             $    373.0   $        -   $         68.7   $         -   $     441.7
                                                       ===========  ===========  ===============  ============  ============

STATEMENT OF CASH FLOWS - YEAR ENDED DECEMBER 31, 1999
Cash flows from operating activities:
  Net income                                           $    373.0   $        -   $         68.7   $         -   $     441.7
  Depreciation and amortization, provision for bad
    debts, and deferred income taxes                        360.6         15.2             97.2                       473.0
  Inventory recovery                                       (240.0)                                                   (240.0)
  Restructuring recovery                                     (2.1)                                                     (2.1)
  Gain on sale of retail assets in non-core markets                                       (40.5)                      (40.5)
  Changes in operating assets and liabilities, net          349.5                        (174.0)                      175.5
  Other, net                                                  8.1                                                       8.1
                                                       -----------  -----------  ---------------  ------------  ------------
      Net cash provided by (used in) operating
        activities                                          849.1         15.2            (48.6)                      815.7
                                                       ===========  ===========  ===============  ============  ============

Cash flows from investing activities:
  Purchase of property, plant, equipment, net              (211.3)       (70.3)           (13.2)                     (294.8)
  Increase in deferred turnarounds, charges, and
    other assets, net                                       (65.5)                         14.7                       (50.8)
  Acquisition of retail systems, net of cash acquired       (22.8)                        (95.3)                     (118.1)
  Intercompany transfers                                   (225.8)        55.1            170.7
  Intercompany dividend                                      15.7                         (15.7)
  Net change in marketable securities, deposits, and
    other                                                    (2.1)                         (6.8)                       (8.9)
                                                       -----------  -----------  ---------------  ------------  ------------
      Net cash (used in) provided by investing
        activities                                         (511.8)       (15.2)            54.4                      (472.6)
                                                       ===========  ===========  ===============  ============  ============

Cash flows from financing activities:
  Net repayments under revolving credit facilities          (90.0)                                                    (90.0)
  Payments under long-term debt agreements                                                 (6.0)                       (6.0)
  Repurchase of common stock                               (216.5)                                                   (216.5)
  Dividends paid on common stock                            (40.0)                                                    (40.0)
  Other, net                                                  6.4                                                       6.4
                                                       -----------  -----------  ---------------  ------------  ------------
      Net cash used in financing activities                (340.1)                         (6.0)                     (346.1)
                                                       -----------  -----------  ---------------  ------------  ------------

Net decrease in cash and cash equivalents                    (2.8)                         (0.2)                       (3.0)
Cash and cash equivalents at beginning of year              (25.6)                         56.9                        31.3
                                                       -----------  -----------  ---------------  ------------  ------------
Cash and cash equivalents at end of year               $    (28.4)  $        -   $         56.7   $         -   $      28.3
                                                       ===========  ===========  ===============  ============  ============


(a) Inventories are valued at the lower of cost or market value, which is measured on a consolidated basis.
(b) The condensed consolidating statement of income reflects a partial allocation of corporate selling, general, and administrative expenses to Bayway and the Nonguaranteeing Subsidiaries. Tosco may revise its allocation method in the future.